                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)


                                                 Nine
                                                Months
                                                 Ended             Year Ended September 30,
                                                June 30,    -------------------------------------
                                                  1999        1998      1997      1996      1995
                                                --------    -------   -------   -------   -------
EARNINGS:
Earnings before income taxes                    $66,425     $57,007   $63,275   $61,717   $39,759
Interest expense                                 13,000      17,383    16,696    15,921    16,632
Amortization of debt discount and expense           141         200       176       173       206
Interest component of rental expense              1,268       1,624     1,887     1,838     1,604
                                                -------     -------   -------   -------   -------
                                                $80,834     $76,214   $82,034   $79,649   $58,201
                                                =======     =======   =======   =======   =======

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:
Interest expense                                $13,000     $17,383   $16,696   $15,921   $16,632
Amortization of debt discount and expense           141         200       176       173       206
Allowance for funds used during
      construction (capitalized interest)            27          39       114       107        65
Interest component of rental expense              1,268       1,624     1,887     1,838     1,604
Preferred stock dividend requirements             1,163       2,160     2,764     2,765     2,778
Adjustment required to state preferred stock
      dividend requirements on a pretax basis       709       1,304     1,754     1,685     1,164
                                                -------     -------   -------   -------   -------
                                                $16,308     $22,710   $23,391   $22,489   $22,449
                                                =======     =======   =======   =======   =======
Ratio of earnings to combined fixed charges
      and preferred stock dividends                4.96        3.36      3.51      3.54      2.59
                                                =======     =======   =======   =======   =======